Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Second Amendment to the Purchase and Sale Agreement (this “Amendment”) is made and entered into effective as of March 31, 2015, by and between Cinco Resources, Inc., a Delaware corporation (“Cinco”), Cima Resources, LLC, a Delaware limited liability company (“Cima” and together with Cinco, “Seller”), ARP Eagle Ford, LLC, a Texas limited liability company (“ARP Purchaser”), Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP Purchaser” and together with ARP Purchaser, “Purchaser”) and Atlas Resource Partners, L.P., a Delaware limited partnership (“Parent”).

WHEREAS, Seller, Purchaser and Parent are parties to that certain Purchase and Sale Agreement dated as of September 24, 2014 (the “Original PSA”) and that certain First Amendment to Purchase and Sale Agreement dated October 27, 2014 (the “First Amendment” and, together with the Original PSA, the “Purchase and Sale Agreement”), concerning the purchase and sale of certain oil and gas assets located in Texas on the terms set forth therein (capitalized terms used but not defined elsewhere in the text of this Amendment are as defined in the Purchase and Sale Agreement).

WHEREAS, Seller and Purchaser desire to further amend the Purchase and Sale Agreement with respect to payments of the Deferred Purchase Price.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Payment of Deferred Purchase Price.

(a) Section 2.4(c) of the Purchase and Sale Agreement shall be amended and restated in its entirety as set forth below.

“(c) The amount of one hundred forty million Dollars ($140,000,000) (the “Deferred Purchase Price”) will be paid by Purchaser to Seller in the following installments (each an “Installment Amount”):

(i) $35,000,000 on December 31, 2014;

(ii) $28,333,333 and, subject to the conditions set forth in Section 3(b) of this Amendment being satisfied or waived by Seller, eight hundred thousand (800,000) Parent Units (having an aggregate liquidation preference of twenty million Dollars ($20,000,000)) registered in the name of the Seller on March 31, 2015;

(iii) $17,500,000 on June 30, 2015;

(iv) $17,500,000 on September 30, 2015; and

(v) $21,666,667 on December 31, 2015.”

(b) Section 2.4(d) of the Purchase and Sale Agreement is hereby amended and restated in its entirety as set forth below.

“(d) In the event Purchaser defaults on any payment of an Installment Amount when due and payable as set forth in (c) above, Seller may at its option:

(i) without notice of nonpayment, demand for payment, presentment for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, or any other notice or demand of any kind to Purchaser, all of which are hereby waived by Purchaser, declare the entire unpaid balance of the Deferred Purchase Price (the “Default Amount”) to be immediately due and payable, whereupon such Default Amount shall be immediately due and payable; or

(ii) exercise any and all rights, powers, and remedies afforded by any and all other instruments, documents, or agreements evidencing, securing, or guaranteeing the Default Amount, and by applicable Laws, including the right to recover all costs incurred by Seller, including reasonable attorney’s fees; or

(iii) by the end of five (5) Business Days after the date the applicable Installment Amount is due, demand, in addition to the Installment Amount, twenty-five percent (25%) of such amount (the “Default Fee”) as liquidated damages on account of Purchaser’s failure to perform its covenants and obligations under this Section 2.4. Upon receipt on such demand by Seller, Purchaser shall pay the Installment Amount plus the Default Fee within five (5) Business Days. Purchaser and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a default are difficult to ascertain with any certainty, (ii) that the Default Fee is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.”

2. Covenants. Section 6.9 of the Purchase and Sale Agreement shall be amended and restated in its entirety as set forth below.

“6.9 Registration Statement. Parent shall use commercially reasonable efforts to issue such Parent Units to Seller in a transaction exempt from the registration requirements of the Securities Act, and shall file within ten (10) days after the issuance of the Parent Units to Seller and take effective as promptly as practicable thereafter, such registration statement that will name Seller and any legally permitted transferees of Seller’s Parent Units as selling unitholders and will, upon effectiveness, allow Seller and any such transferees to freely resell such Parent Units (the “Resale Shelf Registration Statement”).”

3. Conditions to Issuance of Parent Units.

(a) Section 5 of the First Amendment is hereby deleted in its entirety.

(b) The obligation of Seller to accept Parent Units in payment of a portion of the Deferred Purchase Price on March 31, 2015 is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

(i) Representations and Warranties of Parent. The representations and warranties of Parent set forth in Section 3 of the First Amendment shall be true and correct in all material respects as of March 31, 2015 as though made on and as of that date (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct as of such earlier date), and Seller shall have received a certificate signed by a Responsible Officer of Parent to such effect.

(ii) Exchange Listing of Parent Units. The Parent Units to be issued to Seller hereunder shall have been approved for listing, subject to official notice of issuance on NYSE.

(iii) Registration Rights Agreement. Parent and Seller shall have entered into a registration rights agreement providing for the establishment and maintenance of one or more Resale Shelf Registration Statements; provided, that Parent shall have no obligation to keep the Resale Shelf Registration Statement effective after the earlier of such time as Seller has disposed of the Parent Units covered by such registration statement or Seller is able to sell the Parent Units so covered by the Resale Shelf Registration Statement under Rule 144 of the Securities Act under circumstances in which all of the applicable conditions of such Rule (then in effect) are met.

4. Termination. If the conditions set forth in Section 3(b) of this Amendment are not satisfied or waived by Seller on or before March 31, 2015, then this Amendment shall terminate immediately, be of no further force and effect, and shall be null and void and the Purchase and Sale Agreement as in effect prior to the date hereof shall remain in full force and effect.

5. Amendment of Defined Terms. The following terms shall be amended and restated as set forth below.

“Final Payment” means the Installment Payment due on December 31, 2015.”

“Final Payment Date” means December 31, 2015.”

6. Expiration of Setoff. Section 10.14 of the Purchase and Sale Agreement shall be amended and restated in its entirety as set forth below.

“(a) Purchaser may setoff any amount owed to Purchaser by Seller pursuant to a Claim under Section 10.8 against payment of the Installment Payment due on September 30, 2015; provided that if after taking into account all downward adjustments to and setoffs against such payment, the result is a negative Installment Payment, such Claims may be setoff against the Installment Payment due on June 30, 2015;

(b) Purchaser may setoff an amount equal to all cash in, or attributable to, suspense accounts held by Seller relating to the Assets for which Purchaser has assumed responsibility under Section 10.1 against the next Deferred Purchase Price payment following the date of termination of the royalty payment service under the Transition Services Agreement; and

(c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no right to setoff any amounts owed to Purchaser by Seller against payment of the Deferred Purchase Price unless Seller receives a notice of such Claim from a Purchaser Indemnified Party on or before November 5, 2015.”

7. Continuance of Purchase and Sale Agreement. Except as expressly amended hereby, the provisions of the Purchase and Sale Agreement are hereby ratified and confirmed and shall remain in full force and effect in accordance with its respective terms.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws thereof.

9. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date first written above.

“Cinco”

Cinco Resources, Inc.

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	Chairman, President & CEO

“Cima”

Cima Resources, LLC

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	President & CEO

Seller Signature Page to the Second Amendment to the Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date first written above.

“ARP Purchaser”

ARP Eagle Ford, LLC

By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
	Title:	President

“Parent”

Atlas Resource Partners, L.P.

By:	Atlas Resource Partners GP, LLC, its general partner

By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
	Title:	President

ARP Purchaser and Parent Signature Page to the Second Amendment to the Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date first written above.

“AGP Purchaser”

Atlas Growth Eagle Ford, LLC

By:	/s/ Daniel C. Herz
	Name:	Daniel C. Herz
	Title:	President

AGP Purchaser Signature Page to the Second Amendment to the Purchase and Sale Agreement